Exhibit 99.2

For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.
(240) 599-4500
steven.shallcross@vandapharma.com

Vanda Pharmaceuticals Announces the Appointment of H. Thomas Watkins
to the Board of Directors

ROCKVILLE, Md. – September 12, 2006 – / PR Newswire-FirstCall / Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced that H. Thomas Watkins has been appointed to its Board of Directors.  Mr. Watkins will serve as a Class I Director with a term expiring at the 2007 annual meeting of Vanda’s stockholders.  In his role as Director, Mr. Watkins will also serve as a member of the Board’s Compensation Committee and its Nominating/Corporate Governance Committee.

“The Vanda board of directors is pleased to strengthen its membership with a capable executive like Tom,” said Mihael Polymeropoulos, M.D., President and CEO of Vanda.  “His commercial experience and strategic insights will provide meaningful benefits as we advance the development and commercialization of our clinical assets”.

Mr. Watkins is the President and Chief Executive Officer of Human Genome Sciences, Inc. and also serves on that company’s Board of Directors.  He joined HGS in November 2004 after holding a series of executive positions over the course of nearly twenty years with Abbott Laboratories and its U.S. and Asian affiliates.  Most recently, from 1998 to 2004, Mr. Watkins served as President of TAP Pharmaceutical Products Inc., which is jointly owned by Abbott Laboratories and Takeda Pharmaceutical Company Limited.  He also serves as a Trustee of the William and Mary Business School Foundation at the College of William and Mary, Williamsburg, Virginia.

About Vanda Pharmaceuticals Inc.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders.  The Company has three product candidates in clinical development.  Vanda’s lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and is in a Phase III clinical trial for the treatment of schizophrenia.  Vanda’s second product candidate, VEC-162, is a compound for the treatment of insomnia and depression which is currently in a Phase III clinical trial for the treatment of insomnia.  Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and is ready for a Phase II clinical trial.   For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com.

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SOURCE Vanda Pharmaceuticals Inc.
09/12/2006

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.